Proposal:
1. To elect the following Directors:
                       Votes in  Votes
                       Favor of  Against

Ronald E. Robison       18,846,590 188,222
Michael Nugent          18,846,590 188,222
Joseph J. Kearns        18,846,590 188,222
Fergus Reid             18,846,590 188,222